Exhibit 99.1

News Release

RAYONIER REPORTS SECOND QUARTER 2025 RESULTS

•Second quarter net income attributable to Rayonier of $408.7 million ($2.63 per share), pro forma net income of $9.6 million ($0.06 per share), and Adjusted EBITDA of $44.9 million.
•On track to achieve full-year Adjusted EBITDA and pro forma EPS consistent with prior guidance range.
•Completed previously announced disposition of New Zealand Timber and Log Trading businesses.
•Repurchased 1.5 million shares for $34.9 million, or $23.71 per share.
•Quarter-end cash balance of $892.3 million provides significant capital allocation flexibility.
WILDLIGHT, FL — August 6, 2025 — Rayonier Inc. (NYSE:RYN) today reported second quarter net income attributable to Rayonier of $408.7 million, or $2.63 per share, on revenues of $106.5 million. This compares to net income attributable to Rayonier of $1.9 million, or $0.01 per share, on revenues of $99.6 million in the prior year quarter.
The second quarter results included a $404.4 million gain on the sale of the Company’s New Zealand joint venture interest1 and a $0.6 million loss from operations of discontinued operations (net of tax).2 Excluding these items and adjusting for pro forma net income (loss) adjustments attributable to noncontrolling interests,3 second quarter pro forma net income4 was $9.6 million, or $0.06 per share. This compares to pro forma net loss4 of $2.6 million, or ($0.02) per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2025		June 30, 2024
	$	EPS	$	EPS

Revenues	$106.5		$99.6

Net income attributable to Rayonier	$408.7	$2.63	$1.9	$0.01
Gain on sale of discontinued operations[1]	(404.4)	(2.56)	—	—
Loss (income) from operations of discontinued operations, net of tax[2]	0.6	—	(6.9)	(0.05)
Net costs on legal settlements[5]	—	—	1.1	0.01
Costs related to disposition initiatives[6]	—	—	0.2	—
Pro forma net income (loss) adjustments attributable to noncontrolling interests[3]	4.8	—	1.2	0.01
Pro forma net income (loss)[4]	$9.6	$0.06	($2.6)	($0.02)

Second quarter operating income was $14.5 million versus $4.5 million in the prior year period, while second quarter pro forma operating income4 was $14.5 million versus $4.7 million in the prior year period. Second quarter Adjusted EBITDA4 was $44.9 million versus $33.3 million in the prior year period.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss),4 and Adjusted EBITDA4 for the current quarter and comparable prior year period:

	Three Months Ended June 30,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[4]		Adjusted EBITDA[4]
(millions of dollars)	2025	2024	2025	2024	2025	2024
Southern Timber	$12.6	$17.1	$12.6	$17.1	$28.4	$33.9
Pacific Northwest Timber	1.6	(1.5)	1.6	(1.5)	7.0	5.9
Real Estate	9.8	0.5	9.8	0.5	18.6	4.5
Trading	(0.1)	—	(0.1)	—	(0.1)	—
Corporate and Other	(9.3)	(11.6)	(9.3)	(11.4)	(8.9)	(11.0)
Total	$14.5	$4.5	$14.5	$4.7	$44.9	$33.3

Year-to-date cash provided by operating activities was $88.7 million versus $107.6 million in the prior year period. Year-to-date cash available for distribution (CAD)4 was $46.7 million, which increased $8.3 million versus the prior year period due to lower cash interest paid (net) ($7.9 million) and lower capital expenditures ($6.4 million), partially offset by lower Adjusted EBITDA4 ($6.0 million).
“During the second quarter, we generated total Adjusted EBITDA of $44.9 million—representing a 35% increase compared to the prior year period—as stronger results in our Real Estate and Pacific Northwest Timber segments were partially offset by lower results in our Southern Timber segment,” said Mark McHugh, President and CEO.
“Second quarter Adjusted EBITDA in our Real Estate segment improved $14.1 million versus the prior year period, exceeding our expectations entering the quarter due to the accelerated timing of certain transactions. In our Timber segments, Adjusted EBITDA declined 11% versus the prior year quarter, as timber markets continued to be constrained by challenging end-market demand as well as elevated salvage volume resulting from Hurricane Helene in 2024.”
“Overall, we still anticipate total full-year Adjusted EBITDA results in line with our prior guidance, as further detailed later in this release.”
"The second quarter also marked a significant milestone in our asset disposition and capital structure realignment plan, as we closed on the sale of our New Zealand joint venture interest in June—bringing total disposition activity to $1.45 billion since the plan was announced in November 2023. With the New Zealand transaction now complete, our financial flexibility has been significantly enhanced, and we are well-positioned to execute on strategies to create shareholder value moving forward, including additional share repurchases.”
Southern Timber
Second quarter sales of $53.3 million decreased $6.0 million, or 10%, versus the prior year period. Harvest volumes decreased 5% to 1.60 million tons versus 1.67 million tons in the prior year period, primarily due to softer mill demand coupled with the impact of the Large Disposition we completed in Oklahoma in late 2024. Average pine sawtimber stumpage realizations decreased 9% to $26.75 per ton versus $29.28 per ton in the prior year period due to a combination of softer demand from Southern sawmills, competing log supply from salvage timber, and an unfavorable shift in geographic mix. Average pine pulpwood stumpage realizations decreased 25% to $13.05 per ton versus $17.38 per ton in the prior year period, driven by the continued impact of salvage volume on the market, softer demand from pulp mills due to maintenance outages and reduced capacity, and an unfavorable shift in geographic mix. Overall, weighted-average net stumpage realizations (including hardwood) decreased 14% to $19.18 per ton versus $22.21 per ton in the prior year period. Operating income of $12.6 million decreased $4.5 million versus the prior year period due to lower net
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

stumpage realizations ($4.8 million) and lower volumes ($0.9 million), partially offset by lower costs ($0.8 million), higher non-timber income ($0.2 million), and lower depletion expense ($0.2 million).
Second quarter Adjusted EBITDA4 of $28.4 million was 16%, or $5.5 million, below the prior year period.
Pacific Northwest Timber
Second quarter sales of $22.4 million decreased $1.9 million, or 8%, versus the prior year period. Harvest volumes decreased 15% to 248,000 tons versus 293,000 tons in the prior year period due to the impact of the Large Dispositions completed in the fourth quarter of 2024. Average delivered prices for domestic sawtimber increased 6% to $96.17 per ton versus $90.70 per ton in the prior year period due to strong demand from domestic lumber mills in anticipation of additional duties on Canadian lumber, as well as a favorable geographic mix resulting from recent Large Dispositions. Average delivered pulpwood prices increased 4% to $31.52 per ton versus $30.20 per ton in the prior year period due to modestly improved supply/demand dynamics. Operating income of $1.6 million versus an operating loss of ($1.5) million in the prior year period was driven by lower costs ($2.2 million), lower depletion expense ($1.0 million), and higher net stumpage realizations ($0.5 million), partially offset by lower volumes ($0.4 million) and lower non-timber income ($0.2 million).
Second quarter Adjusted EBITDA4 of $7.0 million was 17%, or $1.0 million, above the prior year period.
Real Estate
Second quarter sales of $29.4 million increased $14.0 million versus the prior year period, while operating income of $9.8 million increased $9.3 million versus the prior year period. Sales and operating income increased versus the prior year period primarily due to higher acres sold (3,263 acres sold versus 1,494 acres sold in the prior year period) and higher weighted-average prices ($8,340 per acre versus $6,722 per acre in the prior year period).
Improved Development sales of $8.5 million included $5.2 million from the Heartwood development project south of Savannah, Georgia and $3.3 million from the Wildlight development project north of Jacksonville, Florida. Sales in Heartwood included a 23-acre commercial parcel for $5.2 million ($225,000 per acre). Sales in Wildlight consisted of two commercial parcels totaling 3.1 acres ($1.1 million per acre). This compares to Improved Development sales of $2.6 million in the prior year period.
Unimproved Development sales of $3.0 million consisted of a 311-acre transaction in Flagler County, Florida for $9,635 per acre. There were no unimproved development sales in the prior year period.
Rural sales of $15.7 million consisted of 2,926 acres at an average price of $5,376 per acre. This compares to prior year period sales of $7.5 million, which consisted of 1,439 acres at an average price of $5,189 per acre.
Second quarter Adjusted EBITDA4 of $18.6 million increased $14.0 million versus the prior year period.
Trading
Second quarter sales of $1.4 million increased $0.8 million versus the prior year period, primarily due to higher volumes. Sales volumes were 18,000 tons in the second quarter compared to 5,000 tons in the prior year period. The Trading segment generated an operating loss of $0.1 million versus breakeven results in the prior year period.
Other Items
Second quarter corporate and other operating expenses of $9.3 million decreased $2.3 million versus the prior year period, primarily due to lower compensation and benefits expenses.
Second quarter interest expense of $6.5 million decreased $2.5 million versus the prior year period, primarily due to lower average outstanding debt. Second quarter interest income of $2.3 million increased $0.6 million
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

versus the prior year period, primarily due to higher cash on hand following the Large Dispositions completed in late 2024.
Share Repurchases
During the second quarter, the Company repurchased approximately 1.5 million shares at an average price of $23.71 per share, or $34.9 million in total. As of June 30, 2025, the Company had approximately 154.8 million common shares and 2.1 million redeemable operating partnership units outstanding. As of June 30, the Company had $262.4 million remaining on its current share repurchase authorization.
Outlook
“Based on our year-to-date results and our expectations for the balance of the year, we are on-track to achieve full-year Adjusted EBITDA and pro forma EPS consistent with our prior guidance range,” added McHugh.
“In our Southern Timber segment, we expect full-year harvest volumes toward the lower end of our prior guidance range, although we expect materially higher volumes in the second half versus the first half of the year. We further expect that pine net stumpage realizations will be modestly higher in the second half of the year as compared to the first half due to reduced salvage volume on the market, more normalized demand conditions following several extended mill outages, and favorable geographic mix. Overall, we anticipate significantly higher results in the second half versus the first half of the year, with full-year Adjusted EBITDA near the lower end of our prior guidance range.”
“In our Pacific Northwest Timber segment, we expect full-year harvest volumes consistent with our prior guidance. Weighted-average log pricing is expected to be modestly higher in the second half of the year versus the first half due to the anticipated effect of increased duties on Canadian lumber imports. Overall, we anticipate full-year Adjusted EBITDA consistent with our prior guidance range.”
“Turning to our Real Estate segment, we remain encouraged by our transaction pipeline and expect significant closing activity over the balance of the year. We currently expect an Adjusted EBITDA contribution of $50 to $65 million in the third quarter. However, given the magnitude of certain anticipated closings, it is possible that a substantial portion of this contribution could shift to the fourth quarter. Overall, we now expect full-year Adjusted EBITDA in our Real Estate segment to be at or modestly above the high end of our prior guidance range.”
“Based on the foregoing, we currently anticipate third quarter net income attributable to Rayonier of $29 to $44 million, EPS of $0.18 to $0.28, and Adjusted EBITDA of $80 to $100 million.”
Conference Call
A conference call and live audio webcast will be held on Thursday, August 7, 2025 at 10:00 AM (ET) to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Sunday, September 7, 2025, by dialing 800-510-0118 (domestic) or 203-369-3808 (international), passcode: 1139.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1"Gain on sale of discontinued operations" reflects the net gain recognized on the sale of the Company’s New Zealand joint venture interest.
2"Loss (income) from operations of discontinued operations, net of tax" includes loss (income) generated by the Company’s New Zealand joint venture interest, which was classified as discontinued operations prior to its June 30, 2025 disposition.
3"Pro forma net income (loss) adjustments attributable to noncontrolling interests" are the proportionate share of pro forma items that are attributable to noncontrolling interests.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

4"Pro forma net income (loss)," "Pro forma revenues (sales)," "Pro forma operating income (loss)," "Adjusted EBITDA" and "CAD" are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
5"Net cost on legal settlements" reflects the net loss from litigation regarding insurance claims.
6"Costs related to disposition initiatives" include legal, advisory, and other due diligence costs incurred in connection with the Company’s asset disposition plan, which was announced in November 2023.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States. As of June 30, 2025, Rayonier owned or leased under long-term agreements approximately 2.0 million acres of timberlands located in the U.S. South (1.74 million acres) and U.S. Pacific Northwest (307,000 acres). More information is available at www.rayonier.com. ___________________________________________________________________________________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, including the recent sale of the entities holding Rayonier’s interest in the New Zealand joint venture and the anticipated use of proceeds from such sale, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any further downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and geopolitical tensions, including the war in Ukraine and ongoing tensions in the Middle East; business disruptions arising from public health crises and outbreaks of communicable diseases; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third-party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions and/or to complete dispositions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability and cost of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products, our customers’ products or those of our and our customers’ competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.

Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma operating income (loss),” “pro forma net income (loss),” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contact:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2025 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
SALES	$106.5	$82.9	$99.6	$189.5	$213.3
Costs and Expenses
Cost of sales	(74.9)	(65.0)	(74.3)	(139.9)	(160.4)
Selling and general expenses	(16.9)	(16.7)	(20.6)	(33.6)	(39.6)
Other operating expense, net	(0.2)	(1.1)	(0.2)	(1.4)	(0.1)
OPERATING INCOME	14.5	0.1	4.5	14.6	13.2
Interest expense, net	(6.5)	(6.4)	(9.0)	(12.9)	(18.0)
Interest income	2.3	2.9	1.8	5.2	3.7
Other miscellaneous expense, net	(0.5)	(1.9)	(1.2)	(2.4)	(8.3)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	9.8	(5.3)	(3.9)	4.5	(9.4)
Income tax (expense) benefit	—	(0.3)	—	(0.3)	1.0
INCOME (LOSS) FROM CONTINUING OPERATIONS	9.8	(5.6)	(3.9)	4.2	(8.4)
(Loss) income from operations of discontinued operations, net of tax	(0.6)	2.5	6.9	1.9	13.7
Gain on sale of discontinued operations	404.4	—	—	404.4	—
INCOME FROM DISCONTINUED OPERATIONS	403.8	2.5	6.9	406.3	13.7
NET INCOME (LOSS)	413.6	(3.1)	3.0	410.5	5.3
Less: Net (income) loss attributable to noncontrolling interests in the Operating Partnership	(5.5)	0.1	—	(5.4)	—
Less: Net loss (income) attributable to noncontrolling interests in consolidated affiliates	0.6	(0.4)	(1.1)	0.2	(2.0)
NET INCOME (LOSS) ATTRIBUTABLE TO RAYONIER INC.	$408.7	($3.4)	$1.9	$405.3	$3.3
EARNINGS PER COMMON SHARE
BASIC EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.06	($0.04)	($0.03)	$0.03	($0.06)
Discontinued Operations	$2.57	$0.01	$0.04	$2.59	$0.08
Net Income	$2.63	($0.02)	$0.01	$2.62	$0.02
DILUTED EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.06	($0.04)	($0.03)	$0.03	($0.06)
Discontinued Operations	$2.56	$0.01	$0.04	$2.57	$0.08
Net Income	$2.63	($0.02)	$0.01	$2.60	$0.02

Pro forma net income (loss) per share (a)	$0.06	($0.02)	($0.02)	$0.04	($0.01)

Weighted Average Common Shares used for determining
Basic EPS	155,536,320	153,677,854	148,910,214	154,612,221	148,738,795
Diluted EPS (b)	157,727,916	153,677,854	148,910,214	158,142,596	148,738,795

(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. For the periods in which net earnings (loss) from continuing operations was a loss, the effect of anti-dilutive securities was excluded in the denominator of calculating diluted EPS. As of June 30, 2025, there were 154,761,232 common shares and 2,076,931 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2025 (unaudited)
(millions of dollars)

	June 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$892.3	$303.1
Restricted cash, current	—	19.4
Assets held for sale	4.7	5.4
Current assets of discontinued operations	—	47.3
Other current assets	63.0	61.7
Timber and timberlands, net of depletion and amortization	2,345.2	2,384.3
Higher and better use timberlands and real estate development investments	115.2	109.6
Property, plant and equipment	36.6	35.7
Less - accumulated depreciation	(19.3)	(18.3)
Net property, plant and equipment	17.3	17.4
Restricted cash, non-current	0.7	0.7
Right-of-use assets	18.2	18.6
Non-current assets of discontinued operations	—	428.6
Other assets	57.7	78.3
	$3,514.3	$3,474.4
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Current maturities of long-term debt	200.0	—
Dividend and distribution payable	—	271.8
Current liabilities of discontinued operations	—	47.3
Other current liabilities	74.3	69.6
Long-term debt	844.9	1,044.4
Long-term lease liability	15.5	16.3
Non-current liabilities of discontinued operations	—	170.8
Other non-current liabilities	24.0	21.9
Noncontrolling interests in the Operating Partnership	53.4	51.8
Total Rayonier Inc. shareholders’ equity	2,302.2	1,769.3
Noncontrolling interests in consolidated affiliates	—	11.2
Total shareholders’ equity	2,302.2	1,780.5
	$3,514.3	$3,474.4

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
June 30, 2025 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2025	148,536,643	$1,522.5	$257.2	($10.4)	$11.2	$1,780.5
Loss from continuing operations	—	—	(5.6)	—	—	(5.6)
Income from discontinued operations	—	—	2.1	—	0.4	2.5
Net loss attributable to noncontrolling interests in the Operating Partnership	—	—	0.1	—	—	0.1
Dividends ($0.2725 per share)	—	—	(42.7)	—	—	(42.7)
Issuance of common shares from special dividend (a)	7,560,983	200.4	—	—	—	200.4
Issuance of shares under incentive stock plans	5,566	—	—	—	—	—
Stock-based incentive compensation	—	2.3	—	—	—	2.3
Repurchase of common shares made under repurchase program	(95,000)	—	(2.6)	—	—	(2.6)
Adjustment of noncontrolling interests in the Operating Partnership	—	—	(4.3)	—	—	(4.3)
Other (b)	(420)	—	—	(3.9)	(1.4)	(5.3)
Balance, March 31, 2025	156,007,772	$1,725.2	$204.2	($14.3)	$10.2	$1,925.3
Income from continuing operations	—	—	9.8	—	—	9.8
Income (loss) from discontinued operations	—	—	404.4	—	(0.6)	403.8
Net income attributable to noncontrolling interests in the Operating Partnership	—	—	(5.5)	—	—	(5.5)
Deconsolidation of discontinued operations	—	—	—	29.1	(10.8)	18.3
Dividends ($0.2725 per share)	—	—	(42.4)	—	—	(42.4)
Issuance of shares under incentive stock plans	315,017	—	—	—	—	—
Stock-based incentive compensation	—	3.6	—	—	—	3.6
Repurchase of common shares made under repurchase program	(1,472,928)	—	(34.9)	—	—	(34.9)
Adjustment of noncontrolling interests in the Operating Partnership	—	—	9.5	—	—	9.5
Other (b)	(88,629)	(2.4)	—	15.9	1.2	14.7
Balance, June 30, 2025	154,761,232	$1,726.4	$545.1	$30.7	—	$2,302.2

C

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2024	148,299,117	$1,497.7	$338.2	$24.6	$17.1	$1,877.6
Loss from continuing operations	—	—	(4.5)	—	—	(4.5)
Income from discontinued operations	—	—	5.9	—	0.9	6.8
Dividends ($0.285 per share)	—	—	(42.8)	—	—	(42.8)
Issuance of shares under incentive stock plans	752	—	—	—	—	—
Stock-based incentive compensation	—	3.2	—	—	—	3.2
Adjustment of noncontrolling interests in the Operating Partnership	—	—	(0.3)	—	—	(0.3)
Other (b)	349,452	11.4	—	(2.2)	(3.6)	5.6
Balance, March 31, 2024	148,649,321	$1,512.3	$296.5	$22.4	$14.4	$1,845.6
Loss from continuing operations	—	—	(3.9)	—	—	(3.9)
Income from discontinued operations	—	—	5.8	—	1.1	6.9
Dividends ($0.285 per share)	—	—	(42.5)	—	—	(42.5)
Issuance of shares under incentive stock plans	396,849	—	—	—	—	—
Stock-based incentive compensation	—	4.9	—	—	—	4.9
Adjustment of noncontrolling interests in the Operating Partnership	—	—	8.1	—	—	8.1
Other (b)	(66,752)	(2.2)	—	5.4	(1.2)	2.0
Balance, June 30, 2024	148,979,418	$1,515.0	$264.0	$27.8	$14.3	$1,821.1

(a)    Reflects the issuance of shares related to the Company’s special dividend of $1.80 per common share, paid on January 30, 2025, to shareholders of record as of December 12, 2024. This dividend comprised a combination of cash and the Company’s common shares.
(b) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, pension and post-retirement benefit plan adjustments, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive income to noncontrolling interests in the Operating Partnership. The six months ended June 30, 2025 and June 30, 2024 also includes the redemption of 10,519 and 414,084 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
June 30, 2025 (unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2025	2024
Cash provided by operating activities:
Net income	$410.5	$5.3
Depreciation, depletion and amortization from continuing operations	46.9	58.3
Depreciation, depletion and amortization from discontinued operations	9.1	14.9
Non-cash cost of land and improved development from continuing operations	9.3	6.4
Non-cash cost of land and improved development from discontinued operations	—	3.0
Gain on sale of discontinued operations	(404.4)	—
Stock-based incentive compensation expense	5.9	8.1
Deferred income taxes	(2.6)	(2.3)
Other items to reconcile net income to cash provided by operating activities	9.0	6.9
Changes in working capital and other assets and liabilities	5.0	7.0
	88.7	107.6
Cash provided by (used for) investing activities:
Capital expenditures from continuing operations	(22.4)	(28.9)
Capital expenditures from discontinued operations	(7.1)	(8.0)
Real estate development investments	(8.2)	(10.1)
Net proceeds on sale of discontinued operations (a)	687.6	—
Net proceeds on sale of property, plant and equipment	4.1	—
Other	4.3	(0.4)
	658.3	(47.4)
Cash used for financing activities:
Dividends paid (b)	(153.3)	(115.5)
Distributions to noncontrolling interests in the Operating Partnership (c)	(2.0)	(1.7)
Repurchase of common shares made under repurchase program	(37.6)	—
Distributions to noncontrolling interests in consolidated affiliates	(3.1)	(3.8)
Other	(2.6)	(4.1)
	(198.6)	(125.1)
Effect of exchange rate changes on cash and restricted cash	1.3	(0.9)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	549.7	(65.8)

Balance from continuing operations, beginning of year	323.1	180.4
Balance from discontinued operations, beginning of year	20.1	28.0
Total Balance, beginning of year	343.2	208.4

Balance from continuing operations, end of period	892.9	120.9
Balance from discontinued operations, end of period	—	21.7
Total Balance, end of period	$892.9	$142.6
(a)The six months ended June 30, 2025 includes proceeds from the disposition of our New Zealand joint venture, net of closing adjustments, transaction costs, and $11.1 million of deconsolidated cash.
(b)The six months ended June 30, 2025 includes an additional dividend of $1.80 per common share, consisting of a combination of cash and the Company’s common shares. The cash portion of $67.8 million was paid on January 30, 2025, to shareholders of record on December 12, 2024. The six months ended June 30, 2024 includes an additional cash dividend of $0.20 per common share, totaling $29.8 million. The additional dividend was paid on January 12, 2024, to shareholders of record on December 29, 2023.
(c)The six months ended June 30, 2025 includes an additional distribution of $1.80 per Redeemable Operating Partnership Unit, consisting of a combination of cash and the Company’s Redeemable Operating Partnership Units. The cash portion of $0.9 million was paid on January 30, 2025, to holders of record on December 12, 2024. The six months ended June 30, 2024 includes an additional cash distribution of $0.20 per Redeemable Operating Partnership Unit, totaling $0.5 million. The additional distribution was paid on January 12, 2024, to holders of record on December 29, 2023.
D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
June 30, 2025 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Sales
Southern Timber	$53.3	$50.9	$59.3	$104.3	$129.3
Pacific Northwest Timber	22.4	21.4	24.3	43.8	49.5
Real Estate	29.4	10.2	15.5	39.6	31.0
Trading	1.4	0.4	0.6	1.8	3.5
Sales	$106.5	$82.9	$99.6	$189.5	$213.3

Operating income (loss)
Southern Timber	$12.6	$10.1	$17.1	$22.7	$40.1
Pacific Northwest Timber	1.6	0.7	(1.5)	2.3	(5.8)
Real Estate	9.8	(1.0)	0.5	8.8	0.4
Trading	(0.1)	(0.5)	—	(0.6)	—
Corporate and Other	(9.3)	(9.3)	(11.6)	(18.7)	(21.5)
Operating income	$14.5	$0.1	$4.5	$14.6	$13.2

Pro forma operating income (loss) (a)
Southern Timber	$12.6	$10.1	$17.1	$22.7	$40.1
Pacific Northwest Timber	1.6	0.7	(1.5)	2.3	(5.8)
Real Estate	9.8	(1.0)	0.5	8.8	0.4
Trading	(0.1)	(0.5)	—	(0.6)	—
Corporate and Other	(9.3)	(8.2)	(11.4)	(17.6)	(21.3)
Pro forma operating income	$14.5	$1.2	$4.7	$15.7	$13.4

Adjusted EBITDA (a)
Southern Timber	$28.4	$27.0	$33.9	$55.4	$78.7
Pacific Northwest Timber	7.0	6.4	5.9	13.3	10.6
Real Estate	18.6	2.0	4.5	20.6	9.1
Trading	(0.1)	(0.5)	—	(0.6)	—
Corporate and Other	(8.9)	(7.9)	(11.0)	(16.8)	(20.4)
Adjusted EBITDA	$44.9	$27.1	$33.3	$71.9	$78.0
(a)Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2025 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Six Months Ended
	June 30,	June 30,
	2025	2024
Cash Provided by Operating Activities	$88.7	$107.6
Cash provided by operating activities from discontinued operations	(8.9)	(23.3)
Working capital and other balance sheet changes	(10.7)	(17.0)
Capital expenditures	(22.4)	(28.9)
Cash Available for Distribution (a)	$46.7	$38.4

Net Income	$410.5	$5.3
Income from operations of discontinued operations, net of tax (b)	(1.9)	(13.7)
Gain on sale of discontinued operations (c)	(404.4)	—
Interest, net and miscellaneous income	7.7	14.3
Income tax expense (benefit) (d)	0.3	(1.0)
Depreciation, depletion and amortization	46.9	58.3
Non-cash cost of land and improved development	9.3	6.4
Non-operating expense (e)	2.4	8.3
Restructuring charges (f)	1.1	—
Costs related to disposition initiatives (g)	—	0.2
Adjusted EBITDA (h)	$71.9	$78.0
Cash interest paid, net (i)	(2.6)	(10.5)
Cash taxes paid	(0.3)	(0.3)
Capital expenditures	(22.4)	(28.9)
Cash Available for Distribution (a)	$46.7	$38.4

Cash Available for Distribution (a)	$46.7	$38.4
Real estate development investments	(8.2)	(10.1)
Cash Available for Distribution after real estate development investments	$38.5	$28.2

PRO FORMA NET INCOME (LOSS) (j):
	Three Months Ended						Six Months Ended
	June 30, 2025		March 31, 2025		June 30, 2024		June 30, 2025		June 30, 2024
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income (Loss) Attributable to Rayonier Inc.	$408.7	$2.63	($3.4)	($0.02)	$1.9	$0.01	$405.3	$2.60	$3.3	$0.02
Loss (income) from operations of discontinued operations, net of tax (b)	0.6	—	(2.5)	(0.02)	(6.9)	(0.05)	(1.9)	(0.01)	(13.7)	(0.09)
Gain on sale of discontinued operations (c)	(404.4)	(2.56)	—	—	—	—	(404.4)	(2.56)	—	—
Restructuring charges (f)	—	—	1.1	0.01	—	—	1.1	0.01	—	—
Net costs on legal settlements (k)	—	—	1.7	0.01	1.1	0.01	1.7	0.01	2.4	0.02
Costs related to disposition initiatives (g)	—	—	—	—	0.2	—	—	—	0.2	—
Pension settlement charge, net of tax (l)	—	—	—	—	—	—	—	—	4.5	0.03
Pro forma net income (loss) adjustments attributable to noncontrolling interests (m)	4.8	—	0.4	—	1.2	0.01	5.1	—	2.1	0.01
Pro Forma Net Income (Loss)	$9.6	$0.06	($2.7)	($0.02)	($2.6)	($0.02)	$6.9	$0.04	($1.3)	($0.01)

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (n) (h):

Three Months Ended	Southern Timber	Pacific Northwest Timber	Real Estate	Trading	Corporate and Other	Total
June 30, 2025
Operating income (loss)	$12.6	$1.6	$9.8	($0.1)	($9.3)	$14.5
Depreciation, depletion and amortization	15.8	5.4	1.9	—	0.4	23.4
Non-cash cost of land and improved development	—	—	6.9	—	—	6.9
Adjusted EBITDA	$28.4	$7.0	$18.6	($0.1)	($8.9)	$44.9

March 31, 2025
Operating income (loss)	$10.1	$0.7	($1.0)	($0.5)	($9.3)	$0.1
Restructuring charges (f)	—	—	—	—	1.1	1.1
Pro forma operating income (loss)	$10.1	$0.7	($1.0)	($0.5)	($8.2)	$1.2
Depreciation, depletion and amortization	16.9	5.6	0.6	—	0.4	23.5
Non-cash cost of land and improved development	—	—	2.4	—	—	2.4
Adjusted EBITDA	$27.0	$6.4	$2.0	($0.5)	($7.9)	$27.1

June 30, 2024
Operating income (loss)	$17.1	($1.5)	$0.5	—	($11.6)	$4.5
Costs related to disposition initiatives (g)	—	—	—	—	0.2	0.2
Pro forma operating income (loss)	$17.1	($1.5)	$0.5	—	($11.4)	$4.7
Depreciation, depletion and amortization	16.8	7.4	0.6	—	0.4	25.2
Non-cash cost of land and improved development	—	—	3.4	—	—	3.4
Adjusted EBITDA	$33.9	$5.9	$4.5	—	($11.0)	$33.3

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (n) (h):

Six Months Ended	Southern Timber	Pacific Northwest Timber	Real Estate	Trading	Corporate and Other	Total
June 30, 2025
Operating income (loss)	$22.7	$2.3	$8.8	($0.6)	($18.7)	$14.6
Restructuring charges (f)	—	—	—	—	1.1	1.1
Pro forma operating income (loss)	$22.7	$2.3	$8.8	($0.6)	($17.6)	$15.7
Depreciation, depletion and amortization	32.7	11.0	2.4	—	0.8	46.9
Non-cash cost of land and improved development	—	—	9.3	—	—	9.3
Adjusted EBITDA	$55.4	$13.3	$20.6	($0.6)	($16.8)	$71.9

June 30, 2024
Operating income (loss)	$40.1	($5.8)	$0.4	—	($21.5)	$13.2
Costs related to disposition initiatives (g)	—	—	—	—	0.2	0.2
Pro forma operating income (loss)	$40.1	($5.8)	$0.4	—	($21.3)	$13.4
Depreciation, depletion and amortization	38.6	16.5	2.4	—	0.9	58.3
Non-cash cost of land and improved development	—	—	6.4	—	—	6.4
Adjusted EBITDA	$78.7	$10.6	$9.1	—	($20.4)	$78.0

(a)“Cash Available for Distribution” (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to Operating Partnership unitholders, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(b)“Income (loss) from operations of discontinued operations, net of tax” includes income (loss) generated by the Company’s New Zealand joint venture interest, which was classified as discontinued operations prior to its June 30, 2025 disposition.
(c)“Gain on sale of discontinued operations" reflects the net gain recognized on the sale of the Company’s New Zealand joint venture interest.
(d)The six months ended June 30, 2024 includes a $1.2 million income tax benefit related to the pension settlement.
(e)The six months ended June 30, 2025 includes $1.7 million of net costs associated with legal settlements. The six months ended June 30, 2024 includes $5.7 million of pension settlement charges and $2.4 million of net costs associated with legal settlements.
(f)“Restructuring charges” include severance costs related to workforce optimization initiatives.
(g)“Costs related to disposition initiatives” include legal, advisory, and other due diligence costs incurred in connection with the Company’s asset disposition plan, which was announced in November 2023.

F

(h)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating expense, income (loss) from operations of discontinued operations, gain on sale of discontinued operations, restructuring charges, costs related to disposition initiatives and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
(i)“Cash interest paid, net” includes patronage refunds received of $7.9 million and $8.3 million during the six months ended June 30, 2025 and June 30, 2024, respectively. In addition, cash interest paid, net includes cash interest received of $5.2 million and $3.7 million during the six months ended June 30, 2025 and June 30, 2024, respectively.
(j)“Pro forma net income (loss)” is defined as net income (loss) attributable to Rayonier Inc. adjusted for its proportionate share of income (loss) from operations of discontinued operations (net of tax), gain on sale of discontinued operations, net costs associated with legal settlements, restructuring charges, pension settlement charges, costs related to disposition initiatives and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(k)“Net costs on legal settlements” reflects the net loss from litigation regarding insurance claims.
(l)“Pension settlement charge, net of tax" reflects the net loss recognized in connection with the termination and settlement of the Company’s defined benefit plan.
(m)“Pro forma net income (loss) adjustments attributable to noncontrolling interests” are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(n)“Pro forma operating income (loss)” is defined as operating income (loss) adjusted for restructuring charges, costs related to disposition initiatives and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.

F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
June 30, 2025 (unaudited)

ADJUSTED EBITDA GUIDANCE (a):

	3Q 2025 Guidance
	Low		High
Net Income to Adjusted EBITDA Reconciliation
Net income	$29.0	-	$45.0
Less: Net income attributable to noncontrolling interests in the Operating Partnership	(0.4)	-	(0.6)
Net income attributable to Rayonier Inc.	$28.6	-	$44.4

Interest expense, net	6.0	-	7.0
Interest and other miscellaneous income, net	(9.0)	-	(10.0)
Income tax expense	—	-	—
Depreciation, depletion and amortization	30.0	-	32.0
Non-cash cost of land and improved development	24.0	-	26.0
Net income attributable to noncontrolling interests	0.4	-	0.6
Adjusted EBITDA	$80.0	-	$100.0

Diluted Earnings per Share	$0.18	-	$0.28

(a)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating expense and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.

G